CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in each of the Prospectuses constituting part of the following Registration Statements of Kinder Morgan Energy Partners, L.P.: Form S-3 (file no. 333-25995), Form S-3 (file no.
333-25997) and Form S-4 (file no. 333-46709) of our report dated January 30, 1998 appearing on page F-1 of Kinder Morgan Energy Partners, L.P.'s Current Report on Form 8-K dated March 5, 1998, as amended. We also consent to the reference to us under the heading "Experts" in such Prospectuses.



/s/ Price Waterhouse LLP
Los Angeles, California
April 13, 1998